Media:	Investors:
Thomas Furr Smart Online Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com

Smart Online Approved to List on the NASDAQ

RESEARCH TRIANGLE PARK, N.C., January 10, 2006 — Smart Online Inc. (OTCBB: SOLN), a leading provider of Software-as-a-Service (SaaS) for the small business (SB) market, today announced that it has been approved for listing on the NASDAQ Capital Market, and is expected to commence trading on January 17, 2006. Smart Online’s common stock is currently listed on the OTC Bulletin Board under the ticker symbol “SOLN” and the company will continue to use this symbol when it begins trading on the NASDAQ.

“Smart Online’s move to the NASDAQ Capital Market is an important milestone for the company—it complements the success we have had in building our leading Web-native business applications which enable small businesses to start and grow,” said Michael Nouri, president and CEO, Smart Online Inc. “Now that Smart Online offers a broad range of online applications such as Accounting, Human Resources Management, Customer Relationship Management, Sales Force Automation and eCommerce storefront, we determined this was the right time to list on the premier stock exchange for technology companies. Smart Online’s listing on the NASDAQ will increase our exposure to a wider range of investors.”

About Smart Online Inc.
Smart Online Inc. is a pioneer of Web-native applications for the small business market, converting its business applications to a Software-as-a-Service (SaaS) Web delivery model in 1999. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and private-labels its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label Smart Online’s applications on their Web sites to assist their customers in running businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements
This announcement contains forward-looking statements regarding the expected impact listing of Smart Online’s stock on the NASDAQ Capital Market and new product offers. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, Smart Online deciding not to list on the NASDAQ Capital Market and the reaction of investors to this move. More information about potential factors which could affect Smart Online’s business and financial results is included in Smart Online’s Annual Report on Form 10-K for the year ended December 31, 2004 and the company’s Quarterly Reports on Form 10-Q. All forward-looking statements are based on information available to Smart Online on the date hereof, and Smart Online assumes no obligation to update such statements.

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